As filed with the Securities and Exchange Commission on March 17, 2025

Registration No. 333-260497
Registration No. 333-270966
Registration No. 333-276974
Registration No. 333-285418

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 POST-EFFECTIVE AMENDMENT NO. 1
 TO:
 FORM S-8 REGISTRATION STATEMENT NO. 333-260497
 FORM S-8 REGISTRATION STATEMENT NO. 333-270966
 FORM S-8 REGISTRATION STATEMENT NO. 333-276974
 FORM S-8 REGISTRATION STATEMENT NO. 333-285418

UNDER
THE SECURITIES ACT OF 1933

 Stronghold Digital Mining, Inc.
(Exact name of registrant as specified in its charter)

Delaware	86-2759890
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

595 Madison Avenue, 28th Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

STRONGHOLD DIGITAL MINING, INC. OMNIBUS INCENTIVE PLAN
STRONGHOLD DIGITAL MINING, INC. AMENDED AND RESTATED 2021 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Ben Gagnon
Chief Executive Officer
595 Madison Avenue, 28th Floor
New York, New York 10022
(Name and address of agent for service)

(212) 967-5294
(Telephone number, including area code, of agent for service)

Copies to:
Christopher M. Barlow
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).    ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Stronghold Digital Mining, Inc., a Delaware corporation (“Stronghold”), on Form S-8 (collectively, the “Registration Statements”):

•
Registration Statement No. 333-260497, originally filed with the Securities and Exchange Commission (the “SEC”) on October 26, 2021, which registered (i) the offer and sale of 5,069,517 shares of Class A Common Stock, $0.0001 par value per share, of Stronghold (“Shares”) issuable pursuant to the Stronghold Digital Mining, Inc. Omnibus Incentive Plan; and (ii) the offer and sale of 3,430,483 Shares issuable pursuant to the Stronghold Digital Mining, Inc. Amended and Restated 2021 Long Term Incentive Plan;

•
Registration Statement No. 333-270966, originally filed with the SEC on March 29, 2023, which registered the offer and sale of 6,000,000 Shares issuable pursuant to the Stronghold Digital Mining, Inc. Omnibus Incentive Plan;

•
Registration Statement No. 333-276974, originally filed with the SEC on February 9, 2024, which registered the offer and sale of 487,250 Shares issuable pursuant to the Stronghold Digital Mining, Inc. Omnibus Incentive Plan; and

•
Registration Statement No. 333-285418, originally filed with the SEC on February 28, 2025, which registered the offer and sale of 1,200,000 Shares issuable pursuant to the Stronghold Digital Mining, Inc. Omnibus Incentive Plan.

Stronghold is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by Stronghold pursuant to the above-referenced Registration Statements.

On March 14, 2025, pursuant to the consummation of the previously announced Agreement and Plan of Merger, which was amended by amendment no. 1 thereto, dated as of September 12, 2024 (the “Merger Agreement”), by and among Bitfarms Ltd. (“Bitfarms”), Stronghold, Backbone Mining Solutions LLC, an indirect, wholly-owned subsidiary of Bitfarms (“BMS”) and HPC & AI Megacorp, Inc., a direct, wholly-owned subsidiary of BMS (“Merger Sub”), Merger Sub merged with and into Stronghold (the “Merger”), with Stronghold surviving the Merger as an indirect, wholly-owned subsidiary of Bitfarms.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Stronghold has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by Stronghold in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, Stronghold hereby removes and withdraws from registration all such securities of Stronghold registered under the Registration Statements that remain unsold as of the date this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on March 17, 2025.

Stronghold Digital Mining, Inc.

By:	/s/ Ben Gagnon
Name:	Ben Gagnon
Title:	Chief Executive Officer